Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

TiVo Inc.:

We consent to the use of our reports dated April 12, 2007, with respect to the consolidated balance sheets of TiVo Inc. and subsidiaries (the Company) as of January 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended January 31, 2007, management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2007 and the effectiveness of internal control over financial reporting as of January 31, 2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-based Payment, effective February 1, 2006.

/s/ KPMG LLP

Mountain View, California

September 18, 2007